Exhibit 2.1

STOCK PURCHASE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Stock Purchase, Assignment and Assumption Agreement (this "Agreement") is made and entered into as of September 30, 2005, by and between Airlie Opportunity Master Fund, Ltd., a Cayman Islands limited partnership (the "Assignor"), and WDM Fund, L.P., a Delaware limited partnership (the "Assignee").

WHEREAS, the Assignor owns, beneficially and of record, 1,000 shares of the common stock, par value of $0.01 per share (the "Shares"), of ARH Mortgage Inc., a Delaware corporation ("ARH"), representing 100% of the issued and outstanding capital stock of ARH;

WHEREAS, the Assignee desires to acquire from the Assignor and the Assignor wishes to sell to the Assignee, the Shares on the terms and conditions set forth below;

WHEREAS, the Assignor is party to that certain Agreement and Plan of Merger, dated as of September 5, 2005 (the "Merger Agreement"), among the Assignor, ARH and United Financial Mortgage Corp., an Illinois corporation ("UFMC"), pursuant to which ARH shall acquire control of UFMC through the merger of a wholly-owned subsidiary of ARH with and into UFMC, with UFMC being the surviving corporation; and

WHEREAS, the Assignor has agreed to assign all of its rights and interests under the Merger Agreement to the Assignee, and the Assignee has agreed to such assignment and has agreed to assume all such burdens, obligations and liabilities of the Assignor under the Merger Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.
Sale of Stock. The Assignor shall sell, assign, transfer and convey the Shares to the Assignee by executing a Stock Power in favor of the Assignee and the Assignee shall purchase the Shares from the Assignor, effective as of the close of business on the date set forth on such Stock Power (the "Effective Time").

2.
Purchase Price. The purchase price for the Shares shall be ONE THOUSAND ($1,000) DOLLARS, which the Assignee shall pay to the Assignor by wire transfer of immediately available funds to an account designated by the Assignor prior to the close of business on the business day immediately following the date set forth on the Stock Power referred to in paragraph 1 above.

3.
Assignment and Assumption. Subject to the execution and delivery of the Consent to Assignment by UFMC and ARH, effective as of the Effective Time: (i) the Assignor hereby assigns, sells, transfers and sets over to the Assignee all of the Assignor's rights, benefits, privileges and interests in and to the Merger Agreement (collectively, the "Assignment"); and (ii) the Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of the Assignor to be observed, performed, paid or discharged in connection with the Merger Agreement as if the Assignee had originally executed the Merger Agreement as the "Purchaser Parent" thereunder, as such term is defined therein. The Assignee assumes no liabilities other than those arising in connection with Merger Agreement, and the parties hereto agree that any such liabilities shall remain the sole responsibility of the Assignor.

4.
Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request, if any, to more effectively consummate the assignments and assumptions contemplated by this Agreement.

5.
Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes, if any, and all conveyance fees, recording charges and other fees and charges, if any, (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Assignee.

6.	Indemnification

(a)
The Assignee will indemnify and hold harmless the Assignor, its representatives, stockholders, controlling persons and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense, (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim, arising directly or indirectly from, or in connection with, the Merger Agreement to the fullest extent provided by law. The remedies provided in this paragraph will not be exclusive of or limit any other remedies that may be available to the Assignor or the other Indemnified Persons.

(b)
Any Indemnified Person wishing to claim indemnification under this Paragraph 6, upon learning of any claim, action, suit, proceeding or investigation arising from or in connection with the Merger Agreement, shall promptly notify the Assignee in writing, but the failure to so notify shall not relieve the Assignee of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Assignee. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the date hereof), (i) the Assignee shall have the right to assume the defense thereof and the Assignee shall not be liable to such Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if the Assignee elects not to assume such defense or the Indemnified Person advises that there are issues which raise conflicts of interest between the Assignee and the Indemnified Person, the Indemnified Person may retain counsel which is reasonably satisfactory to the Assignee, and the Assignee shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Person (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Person will cooperate in the defense of any such matter, (iii) the Assignee shall not be liable for any settlement effected without its prior written consent and (iv) the Assignee shall have no obligation hereunder in the event that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable laws and regulations or a court of competent jurisdiction.

(c)
If the Assignee or any of its respective successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Assignee shall assume the obligations set forth in this Paragraph 6.

7.
Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by a reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to the Assignor to:

Airlie Opportunity Master Fund, Ltd.
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention:  Andrew Dwyer
Portfolio Manager

with a copy to:

Thacher Proffitt & Wood llp
Two World Financial Center
New York, New York 10281
Attention:  Robert C. Azarow, Esq.

If to the Assignee to:

WDM Fund, L.P.
115 East Putnam Avenue
Greenwich, Connecticut 06830
Attention:  Andrew Dwyer
Portfolio Manager

with a copy to:

Thacher Proffitt & Wood llp
Two World Financial Center
New York, New York 10281
Attention: Robert C. Azarow, Esq.

8.
Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPALS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

9.
Counterparts and Facsimiles. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be executed by either of the parties hereto by facsimile.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase, Assignment and Assumption Agreement as of the date first above written.

Airlie Opportunity Master Fund, Ltd.,		WDM Fund, L.P.
	a Cayman Islands limited partnership,		a Delaware limited partnership,
	as Assignor		as Assignee

By:	/s/ Andrew Dwyer	By:	/s/ Andrew Dwyer
	Andrew Dwyer		Andrew Dwyer
	Portfolio Manager		Portfolio Manager